Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12
OF THE EXCHANGE ACT

The following information describes our common stock and preferred stock of Mitek Systems, Inc. (the “Company”), as well as certain provisions of our restated certificate of incorporation (as amended, our “Certificate of Incorporation”) and our second amended and restated bylaws (“Bylaws”). This description is only a summary. You should also refer to our Certificate of Incorporation and Bylaws, which have been filed with the Securities and Exchange Commission as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series designated by the Company’s board of directors, of which 327,025 shares have been designated Class A Preferred Stock and 60,000 shares have been designated as Series B Junior Participating Preferred Stock. As of November 30, 2020, there were 42,522,293 shares of common stock and no shares of Class A Preferred Stock or Series B Junior Participating Preferred Stock outstanding.
Common Stock
The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will then be entitled to receive $0.46 per share of common stock outstanding, as adjusted for any stock splits, dividends or combinations, or if the remaining assets available for distribution are insufficient to satisfy such payment, such remaining assets are distributed ratably among the holders of common stock in proportion to the amount of common stock held by each such holder. After initial distribution is made to the holders of preferred stock and common stock as described above, the remaining assets available for distribution are distributed among the holders of Class A Preferred Stock and common stock on a pro rata basis, assuming conversion of all Class A Preferred Stock to shares of common stock at the then effective conversion rate. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.
Each share of our common stock includes Series B Junior Participating Preferred Stock purchase rights (the “Rights”) pursuant to our Section 382 Rights Agreement, dated October 23, 2018, between the Company and the rights agent named therein, as amended (the “Rights Agreement”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from our common stock. The Rights have no value except as reflected in the market price of the shares of the common stock to which they are attached, and can be transferred only with the shares of common stock to which they are attached.
Our common stock is listed on the Nasdaq Capital Market under the symbol “MITK”.
Preferred Stock

Our Certificate of Incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management.
Class A Preferred Stock
There are currently no shares of Class A Preferred Stock issued and outstanding.
Series B Junior Participating Preferred Stock
The Series B Junior Participating Preferred Stock is reserved for issuance in connection with the Rights outstanding under our Rights Agreement. The Series B Junior Participating Preferred Stock will not be redeemable at the option of the holder thereof. Each share of Series B Junior Participating Preferred Stock will be entitled to receive quarterly dividends when and if declared by our board of directors, out of funds legally available for such purpose, equal to 1,000 times the aggregate of all dividends declared per share of our common stock since the immediately preceding quarterly dividend payment date. In the event of our liquidation, the holders of Series B Junior Participating Preferred Stock will be entitled to an aggregate payment equal to 1,000 times the payment made per share of our common stock, plus accrued and unpaid dividends. Each share of Series B Junior Participating Preferred Stock shall be entitled to 1,000 votes, voting together with the shares of our common stock, on any matter submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series B Junior Participating Preferred Stock will be exchanged for 1,000 times the amount of consideration into which each share of our common stock is exchanged. Because of the nature of the Series B Junior Participating Preferred Stock dividend, liquidation and voting rights, the value of one one-thousandth share of Series B Junior Participating Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of our common stock. The Series B Junior Participating Preferred Stock ranks junior to any other series of our preferred stock.
There are currently no shares of Series B Junior Participating Preferred Stock issued and outstanding.
Anti-Takeover Provisions
The Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws contain provisions that could discourage or make more difficult a change in control of the Company, including an acquisition of the Company by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. However, we expect these provisions to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms. A summary of these provisions follows.
Statutory Business Combination Provision
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•     the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;
•     upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•     at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.
In general, Section 203 defines a business combination to include:
•     any merger or consolidation involving the corporation and the interested stockholder;
•     any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•     subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•     any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•     the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, the Company has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire the Company.
Size of the Board and Vacancies
Our Bylaws provide that the number of directors shall be not less than three (3) nor more than nine (9). Within the limits specified in our Bylaws, the exact number of directors is determined by resolution of the board of directors. Our board of directors has the right to fill any vacancies resulting from death, resignation, disqualification or removal, as well as any newly created directorships arising from an increase in the size of the board; provided, however, that if at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.
Amendment of Charter Provisions
The affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of our voting stock, voting together as a single class, is required to, among other things, amend, alter, change or repeal certain provisions of our Certificate of Incorporation; provided, however, that in addition to the foregoing vote, the affirmative vote of the holders of at least 66 2/3% of the shares of Class A Preferred Stock then outstanding is required to (i) alter or change the rights, preferences or privileges of the shares of such series of Class A Preferred Stock so as to affect adversely the shares; (ii) reduce the number of authorized shares of the preferred stock below the number of shares then outstanding or increase the number of shares of the Class A Preferred Stock or (iii) create any new class or series of stock (A) having a preference over or being in parity with such series of Class A Preferred Stock with respect to dividends or upon liquidation or (B) having rights similar to any of the rights of such series of Class A Preferred Stock under Section 8 of the Certificate of Designation of Preferences of Preferred Stock. There are currently no shares of Class A Preferred Stock issued and outstanding.
Our Bylaws may only be amended (or new bylaws adopted) by our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of our voting stock.
Rights Agreement Provisions
On October 23, 2018, the Company entered into the Rights Agreement. In connection with the Rights Agreement, our board of directors authorized and declared a dividend distribution of one Right for each share of our common stock outstanding and has authorized the issuance of one Right with respect to each share of our common stock that is issued and becomes outstanding until the earlier of the Distribution Date and the Expiration Date (each as defined in the Rights Agreement). Prior to exercise, the Rights do not give their holders any rights as stockholders of the Company, including any dividend, voting or liquidation rights. The Rights trade only with the shares of our common stock to which they are attached. A complete description and terms of the Rights are set forth in the Rights Agreement.
The Rights are not exercisable until the Distribution Date. Until the Distribution Date, the Rights will be transferred with and only with our common stock. Upon the Distribution Date, the Rights may be transferred separately from the our common stock, and each Right, other than Rights held by an Acquiring Person (as defined below), will entitle its holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a purchase price of $35.00 per one one-thousandth of a share of Series B Junior Participating Preferred Stock, subject to adjustment (the “Purchase Price”). An “Acquiring Person” is any person or group of affiliated or associated persons that has acquired or has the ability to acquire direct or indirect beneficial ownership of 4.9% or more of the our common stock then-outstanding, subject to certain exceptions.
If any person becomes an Acquiring Person, each holder of Rights (other than Rights owned by an Acquiring Person, which shall have become void), will thereafter have the right to receive, upon exercise thereof, that number shares of our common stock having a market value equal to two times the Purchase Price.
If, at any time after a person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to two times the Purchase Price.
At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of our common stock then-outstanding, our board of directors may exchange the Rights (other than Rights owned by an Acquiring Person, which shall have become void), at an exchange ratio of one share of our common stock per Right, subject to adjustment.
The Rights will expire on the earliest of (i) the close of business on October 23, 2021, (ii) the time at which the Rights are redeemed, and (iii) the time at which the Rights are exchanged.
At any time before any person becomes an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate.
The terms of the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights. However, from and after such time as any person becomes an Acquiring Person, the Rights Agreement may not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than Rights which have become null and void).
The Rights have anti-takeover effects. If the Rights are exercised, shares of Series B Junior Participating Preferred Stock will be issued, which will cause significant dilution to an Acquiring Person that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by our board of directors since the Rights may be amended to permit such acquisition or redeemed by us at $0.0001 per Right at any time prior to the time that a person or group becomes an Acquiring Person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare. Its address is 250 Royall Street, Canton, MA 02021 and its telephone number is (877) 290-2245. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.